ARC COMMUNICATIONS INC.
                    ESTABLISHMENT OF CLASS A PREFERRED STOCK


By this Amendment to the Certificate of Incorporation, a class of preferred shares is created pursuant to resolution of the Board of Directors of ARC COMMUNICATIONS INC., consisting of 1,500,000 shares that shall have the following designation, rights, preferences, and limitations.

                                   Designation

1. The  designation  of the class of  preferred  shares  is  "Class A  Preferred
Stock".

                                    Dividends

2. The holders of the Class A Preferred Stock shall be entitled to receive, and the Corporation shall pay on those shares, fixed cumulative dividends at an annual rate of nine (9%) percent in arrears for each share and no more, payable in cash or Class A Preferred Stock at the option of the Board of Directors. Class A Preferred Stock dividends, when and if declared, shall be paid at the rate of one (1) share of Class A Preferred Stock for each twenty ($.20) cents of dividend declared. This right to receive and obligation to pay shall arise as, if, and when declared by the Board of Directors from the funds of the Corporation properly available for the payment of dividends in any fiscal year. These dividends shall be payable or accrued annually in arrears commencing on September 1, 1999. Dividends on the Class A Preferred Stock shall be cumulative from the original issue of each share of the Class A Preferred Stock to the extent not paid, whether earned or not earned. No dividends or other distributions in any fiscal year shall be declared or paid on, nor shall there be a redemption of, the common shares of the Corporation or any shares of the Corporation that rank lower in priority to the Class A Preferred Stock with respect to payment of dividends unless and until all accrued and unpaid dividends provided for in this paragraph 2 have been paid, or have been declared and funds set aside for the payment thereof.

                     Participation in Assets on Dissolution

3. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Class A Preferred Stock shall be entitled to be paid the amount of twenty ($.20) cents for each share, together with all accrued and unpaid dividends on the shares, and no more, before any distribution to the holders of the common shares or any other shares of the Corporation ranking lower in priority to the Class A Preferred Stock with respect to distribution on liquidation.

                       Redemption At Corporation's Option

4. The Corporation shall have the right, at its option and on notice as provided in this paragraph 4, to redeem at any time all or any portion of the Class A Preferred Stock at a price of twenty ($.20) cents for each share, together with all accrued and unpaid dividends on those shares. In all cases of redemption of the Class A Preferred Stock, thirty (30) days advance written notice of the redemption shall be given by the Corporation through registered mail addressed to the shareholders whose shares are to be redeemed at their respective addresses appearing on the books of the Corporation.



                                    EXHIBIT A

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If  notice  is  given  and if on or  before  the  date  set for  redemption  the
Corporation shall have set aside all funds necessary for the redemption, then on and after the date set for redemption all of these shares shall no longer be outstanding, all dividends on these shares shall cease to accrue, and all rights of the holders of these shares shall terminate, except the right to receive the amount payable on redemption of the shares, without interest, on the surrender of the certificate representing the shares. Funds necessary for redemption shall be considered to be set aside only if they are held separate and apart from other corporate finds in trust for the benefit of the holders of the shares with respect to which the notice of redemption is given. If only a portion of the Class A Preferred Stock is redeemed, the shares to be redeemed shall be selected by lot.

                                  Voting Rights

5. The holders of shares of the Class A Preferred Stock shall not be entitled to vote at, or receive notices of, any meeting of the Shareholders of the Corporation, except as required under the New Jersey Business Corporation Act.





9-15-98